LightPath Technologies' Board elects Agere's
Sohail Khan to its Board of Directors

For Immediate Release

(February 10, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq SC: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM glass products, and high-performance fiber-optic collimators and isolators, announced the election yesterday of Sohail Khan to its Board of Directors to hold a Class I seat, effective immediately.

Mr. Khan is the executive vice president and chief strategy and development officer of Agere Systems. Agere is a global leader in semiconductors for storage, wireless data, and public and enterprise networks. He provides strategic support across Agere's businesses, identifying new business opportunities and developing technology platforms that can be leveraged across numerous applications. Mr. Khan received a bachelor's degree in Electrical Engineering from the University of Engineering and Technology in Pakistan in 1976. Additionally, he received a master's degree in Business Administration from the University of California at Berkeley in 1982. "Sohail Khan's distinguished career and strong strategic background will be a valuable asset to the board, and we look forward to benefiting from the expertise he brings," said Ken Brizel, LightPath President and Chief Executive Officer.

"LightPath is a unique company that has a variety of solutions for a broad range of optical applications," said Mr. Khan, "I am thoroughly impressed by LightPath's technology and seasoned management team, and I look forward to working with the company."

The Company also announces the resignation from the Board of James L. Adler, Jr., Senior Counsel to the international law firm of Squire, Sanders and Dempsey L.L.P. Mr. Adler and his firm served as outside counsel to the Company from its IPO until the company centralized its operations in Orlando, Florida.

"The board and management of LightPath appreciate Jim's many contributions and will miss the thoughtful guidance he provided as a member of the board," said Ken Brizel.

Mr. Adler continues to be in the active practice of law and serves as a Director of Pantheon Chemical, Inc., a Phoenix-based manufacturer of environmentally pure specialty chemicals for industrial use.

About LightPath

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Ken Brizel, President and CEO; Acting CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.